Cova Financial Services Life Insurance Company
                              (A Stock Corporation)
                                700 Market Street
                            St. Louis, Missouri 63101





This is a legal contract between the Owner (referred to as "You" and "Your") and Cova Financial Services Life Insurance Company (referred to as "Cova"). Cova will make Annuity Payments as described in this Contract beginning on the Annuity Date.

This Contract is issued in return for the payment of the initial Gross Purchase Payment.



FREE LOOK PROVISION - RIGHT TO CANCEL

This Contract may be returned within [10] days after You receive it. It can be mailed or delivered to Cova at the Service Office or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be treated as if it was not issued. Cova will refund the Contract Value plus the sales charge determined as of the Business Day that the refund is made in states where permitted, which may be less than Your Gross Purchase Payment. In some states, Cova may be required to refund the Gross Purchase Payment.



Signed for the Company.



INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT

NONPARTICIPATING

NO DIVIDENDS


READ YOUR CONTRACT CAREFULLY

ANNUITY  PAYMENTS  AND  VALUES  PROVIDED  BY THIS  CONTRACT,  WHEN  BASED ON THE
INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND ON PAGES [9] AND [11].





INDEX
                                                                                                                              Page

Data Page..................................................................................................................      3
Definitions................................................................................................................      7
General Provisions.........................................................................................................      8
Ownership, Annuitant, Assignment Provisions................................................................................      8
Beneficiary Provisions.....................................................................................................      8
Purchase Payment Provisions................................................................................................      8
Contract Value Provision...................................................................................................      9
General Account Provisions.................................................................................................      9
Contract Maintenance Charge................................................................................................      9
General Account Provisions.................................................................................................     10
Death Benefit Provisions...................................................................................................     10
Annuity Provisions.........................................................................................................     11
Annuity....................................................................................................................     11
Variable Annuity...........................................................................................................     11
Fixed Annuity..............................................................................................................     12
Transfer Provisions........................................................................................................     12
Withdrawal Provisions......................................................................................................     13
Suspension or Deferral of Payments or Transfers from a Subaccount..........................................................     13
Deferral of Payments or Transfers from the General Account.................................................................     13
Reserves, Values and Benefits..............................................................................................     13















                                                    CONTRACT DATA PAGE
OWNER:   [John Doe]                                                         AGE AT ISSUE:   [35]

SEX:   [Male]

[JOINT OWNER:   Jane Doe]                                                   [AGE AT ISSUE:   35]

SEX:   [Female]

ANNUITANT:   [John Doe]                                                     AGE AT ISSUE:   [35]

SEX:   [Male]

CONTRACT NUMBER:   [1234]                                                   ISSUE DATE:   [10/01/98]



                                                                            ANNUITY DATE:   [10/01/2028]



PURCHASE PAYMENTS:
INITIAL GROSS PURCHASE PAYMENT: [ $10,000 ]

MINIMUM SUBSEQUENT GROSS PURCHASE PAYMENT:  [$500]

MAXIMUM TOTAL GROSS  PURCHASE  PAYMENTS:  [$1,000,000  without prior approval by
Cova]

ALLOCATION OF NET PURCHASE PAYMENT REQUIREMENTS:

     [1. Cova may limit the number of Subaccounts to which Net Purchase Payments are allocated.]

     [2. If the Net Purchase Payment and forms required to issue a Contract are in good order, the initial Net Purchase Payment will be allocated within two (2) business days of receipt at the Service Office. Subsequent Net Purchase Payments will be allocated as of the business day Net Purchase Payment is received at the Service Office.]

     [3. The allocation of a Net Purchase Payment must be in whole percentages and must be at least $500 to a Subaccount and/or the General Account. An allocation made in accordance with a pre-scheduled transfer is not subject to these requirements.]

SALES CHARGE:

[The sales charge is deducted from a Gross Purchase Payment prior to allocation to the Variable Account and/or the General Account. The amount of the Sales Charge as shown below is based on the Owner's Investment on the day Cova receives a Purchase Payment. The Owner's Investment for the initial Purchase Payment equals the Gross Purchase Payment. For subsequent Purchase Payments, the Owner's Investment equals: 1) that subsequent Gross Purchase Payment; plus 2) the Contract Value on the date the subsequent Gross Purchase Payment is received.

                                                        Sales Charge
                        Owner's                       as a Percentage of
                      Investment                   Gross Purchase Payments
                  [Less than $50,000]                      [5.75%]
                [$50,000 - $99,999.99]                     [4.50%]
               [$100,000 - $249,999.99]                    [3.50%]
               [$250,000 - $499,999.99]                    [2.50%]
               [$500,000 - $999,999.99]                    [2.00%]
                [$1,000,000 or greater]                    [1.00%]

The Owner may also indicate in writing to Cova the amount of Gross Purchase Payments intended to be made during a 13 month period. The Owner's Investment will then be: 1) the total of the Gross Purchase Payments intended to be made; plus 2) the Contract Value on the date the first of the Gross Purchase Payments is made. If at the end of the 13th month, the indicated amount of Gross Purchase Payments has not been made, an additional Sales Charge will be deducted from the Contract Value based on:

1)   the actual Gross Purchase Payments made during the 13 months; plus

2) the Contract Value on the date the first of the Gross Purchase Payments was made. The amount of any additional Sales Charge will be deducted during the 14th month from the Subaccount Value in the ratio that the Subaccount Value bears to the Contract Value and from the General Account Value in the ratio that the General Account Value bears to the Contract Value.]

MORTALITY AND EXPENSE RISK CHARGE: [Equivalent on an annual basis to 0.95% of the average daily net asset value of the Variable Account. Cova may increase this charge but it will never be greater than 1.50%.]

CONTRACT MAINTENANCE CHARGE: [$30 each Contract Year. Currently during the Accumulation Period, the Contract Maintenance Charge is not deducted if the Contract Value as of the date the deduction is made is $50,000 or more. Cova may discontinue this practice in the future and deduct the Contract Maintenance Charge.]

GENERAL ACCOUNT: [Initial Guarantee Period:]                           [Through the end of the current    calendar year.]
                                                                       Renewal Guarantee Period: [A calendar year.]
                                                                       Initial Current Interest Rate: [6%]
                                                                       Minimum Guaranteed Interest Rate: [3%]

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD - [DEATH OF OWNER - Upon the death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner.

The Death Benefit will be the greatest of:

     1. the Gross Purchase Payments less any Withdrawals; or

     2. the Contract Value determined on the Business Day next following the date of receipt by Cova of both due proof of death and an election for payment; or

     3. the greatest Contract Value.

Prior to the Owner's, or Joint Owner's, 80th birthday, the greatest Contract Value is evaluated at each Contract Anniversary prior to the death of the Owner, or Joint Owner, and on each day a Purchase Payment or Withdrawal is made. On the Contract Anniversary, if the current Contract Value exceeds the greatest
Contract Value, the greatest Contract Value will be increased to the current Contract Value. If a Purchase Payment is made, the amount of the Gross Purchase Payment will increase the greatest Contract Value. If a Withdrawal is made, the greatest Contract Value will be reduced by the Withdrawal Amount.

After the Owner, or a Joint Owner, attains age 80, the greatest Contract Value is evaluated at each Contract Anniversary on or before the Owner's, or a Joint Owner's, 80th birthday and on each day a Purchase Payment or Withdrawal is made. On the Contract Anniversary on or before the Owner's, or a Joint Owner's, 80th birthday, if the current Contract Value exceeds the greatest Contract Value, the greatest Contract Value will be increased to the current Contract Value. If a Purchase Payment is made, the amount of the Gross Purchase Payment will increase the greatest Contract Value. If a Withdrawal is made, the greatest Contract Value will be reduced by the Withdrawal Amount.

The Death Benefit is determined based on the age of the oldest Joint Owner. The Death Benefit is payable upon the first death of a Joint Owner.]



[OR]

[DEATH OF OWNER - Upon death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner.

The Death Benefit will be the greatest of:

1. the Gross Purchase Payments less any Withdrawals made on or before the Owner's, or Joint Owner's, 80th birthday, accumulated at an effective annual rate of 4% until the Owner's, or a Joint Owner's, 80th birthday or death; plus any subsequent Gross Purchase Payments less any subsequent Withdrawals made subsequent to the Owner's, or a Joint Owner's, 80th birthday; or

2. the Contract Value determined on the Business Day next following the date of receipt by Cova of both due proof of death and an election for payment; or

3. the greatest of the values resulting from taking the Contract Value on any five (5) year Contract Anniversary while the Owner, or a Joint Owner, is living, on or before the Owner's, or a Joint Owner's, 80th birthday plus any Gross Purchase Payments made subsequent to that Contract Anniversary, less any subsequent Withdrawals.

The Death Benefit is determined based on the age of the oldest Joint Owner. The Death Benefit is payable upon the first death of a Joint Owner.]

MAXIMUM  NUMBER OF  TRANSFERS  NOT SUBJECT TO A TRANSFER  FEE:  [12 Per Contract
Year]

TRANSFER FEE: [Assessed if more than 12 transfers are made in a Contract Year. The transfer fee is $25. The transfer fee is assessed against each transfer after the 12th transfer. The transfer fee is deducted from the Subaccount and/or General Account from which the transfer is made or from the amount which is transferred if the entire amount in the Subaccount and/or General Account is transferred.]

MINIMUM TRANSFER AMOUNT: [The lesser of: 1) $500; or 2) the remaining Contract Value in the Subaccount and/or General Account.]

TRANSFER(S) DURING THE ANNUITY PERIOD: [A transfer between Subaccounts may be made once each Contract Year.]

MINIMUM REMAINING  CONTRACT VALUE IN A SUBACCOUNT AND/OR GENERAL ACCOUNT AFTER A
TRANSFER: [$500]

MINIMUM PARTIAL WITHDRAWAL AMOUNT: [$500]

MINIMUM REMAINING  CONTRACT VALUE IN A SUBACCOUNT OR THE GENERAL ACCOUNT AFTER A
WITHDRAWAL: [$500]

ANNUITY DATE REQUIREMENTS: The Annuity Date must be:

     [1)  the first day of a calendar month:

     2)   at least one month after the Issue Date; and

     3)   no later  than the  first  day of the  calendar  month  following  the
          annuitant's   85th   birthday  or,  if  later,   the  tenth   Contract
          Anniversary.]

MINIMUM ANNUITY VALUE TO BE APPLIED UNDER AN ANNUITY OPTION: [$5,000]

MINIMUM ANNUITY PAYMENT AMOUNT: [$100]

MINIMUM GUARANTEED INTEREST RATE FOR THE FIXED ANNUITY OPTION: [3%]

ASSUMED INVESTMENT RATE FOR THE VARIABLE ANNUITY OPTION: [3%]

VARIABLE ACCOUNT: [COVA VARIABLE ANNUITY ACCOUNT ONE]

SERVICE OFFICE:
   COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY
   [P.O. BOX 10366]
   [DES MOINES, IA 50306-0366]
   [800-343-8496]



                [FOR USE WITH COVA VARIABLE ANNUITY ACCOUNT ONE]
                        A SEPARATE INVESTMENT ACCOUNT OF
                 COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY













DEFINITIONS

ACCUMULATION UNIT - A unit of measure used to calculate a Subaccount Value during the Accumulation Period.

ACCUMULATION PERIOD - The period prior to the Annuity Date.

ADJUSTED ATTAINED AGE - Attained Age of the Annuitant less one year for every eight years elapsed between January 1, 2000 and the Annuity Date.

ANNUITANT - The natural person on whose life Annuity Payments are based. You may change the Annuitant at any time prior to the Annuity Date unless the Owner is a non-natural person. On or after the Annuity Date, reference to Annuitant includes any Joint Annuitant.

ANNUITY OR ANNUITY PAYMENTS - The series of payments made to You or other named payee after the Annuity Date under the Annuity Option elected.

ANNUITY DATE - The date on which Annuity Payments begin. The Annuity Date is shown on the Data Page unless changed.

ANNUITY OPTION - The form of Annuity Payments.

ANNUITY PERIOD - The period starting on the Annuity Date during which Annuity Payments are made.

ANNUITY UNIT - A unit of measure used to calculate Variable Annuity Payments after the Annuity Date.

ANNUITY VALUE - The Contract Value less any applicable taxes less the prorata deduction of the Contract Maintenance Charge which is applied to the applicable Annuity Table to determine the initial Annuity Payment.

ATTAINED AGE - The age on the birthday prior to any date for which age is to be determined.

BENEFICIARY - The person(s) or entity(ies) who will receive any death benefit payable under this Contract.

BUSINESS DAY - Each day that the New York Stock Exchange is open for business. Our business day closes when the New York Exchange closes.

COMPANY - Cova Financial Services Life Insurance Company ("Cova").

CONTRACT ANNIVERSARY - An anniversary of the Issue Date.

CONTRACT VALUE - The sum of Your interest in the Variable Account and/or the General Account.

CONTRACT YEAR - One year from the Issue Date and from each Contract Anniversary.

CURRENT INTEREST RATE - The effective rate of interest credited by Cova to the General Account during a Guarantee Period.

FIXED ANNUITY - A series of payments made during the Annuity Period which are guaranteed as to dollar amount by Cova and do not vary with the investment experience of the Variable Account.

FIXED ANNUITY VALUE - The General Account Value less any applicable taxes less the pro rata deduction of the Contract Maintenance Charge which is applied to the applicable Annuity Table to determine the initial Annuity Payment.

GENERAL ACCOUNT - Cova's general investment account which contains all of Cova's assets with the exception of the Variable Account and other segregated asset accounts.

GENERAL ACCOUNT VALUE - Your interest in the General Account.

GROSS PURCHASE PAYMENT - An amount paid into this Contract before deduction of the sales charge and any Premium Taxes or other taxes Cova may deduct.

GUARANTEE PERIOD - The period for which a Current Interest Rate is credited.

INVESTMENT OPTION - An investment entity in which the assets of the Variable Account may be invested.

ISSUE DATE - The date this Contract was issued. The Issue Date is shown on the Data Page.

JOINT OWNER - If there is more than one Owner, each Owner is a Joint Owner of this Contract. Any Joint Owner must be the spouse of the other Owner, unless limited by state law.

NET PURCHASE PAYMENT - A Gross Purchase Payment less the sales charge and any Premium Taxes or other taxes Cova may deduct which is allocated to the Variable Account and/or the General Account.

OWNER - The person(s) entitled to the ownership rights under this Contract. If Joint Owners are named, all references to Owner means Joint Owners. The Owner is also referred to as "You" or "Your".

PORTFOLIO - A segment of an Investment Option which constitutes a separate and distinct class of shares.

PURCHASE PAYMENT - The amount you use to purchase this Contract.

SERVICE OFFICE - The office indicated on the Data Page at which notices, requests and Purchase Payments must be received. All sums payable to Cova under this Contract are payable only at the Service Office.

SUBACCOUNT - A segment of the Variable Account.

SUBACCOUNT VALUE - Your interest in a Subaccount.

VARIABLE ACCOUNT - A separate investment account maintained by Cova and designated on the Data Page.

VARIABLE ACCOUNT VALUE - Your interest in the Variable Account.

VARIABLE ANNUITY - A series of payments made during the Annuity Period which vary in amount with the investment experience of each applicable Subaccount.

VARIABLE ANNUITY VALUE - The Variable Account Value less any applicable taxes less the pro rata deduction of the Contract Maintenance Charge which is applied to the applicable Annuity Table to determine the initial Annuity Payment.

GENERAL PROVISIONS

THE CONTRACT - The entire contract consists of this Contract, the application, if any, which is attached to this Contract and any riders or endorsements attached to this Contract. This Contract may be changed or altered only by Cova's President or Secretary. A change or alteration must be made in writing.

INCONTESTABILITY - Cova will not contest this Contract from the Issue Date.

NON-PARTICIPATING - This Contract will not share in any distribution of dividends.

MISSTATEMENT OF AGE AND SEX - Cova may require proof of age of the Annuitant before making any Annuity Payments based on the life of the Annuitant under this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex. Once Annuity Payments have begun, any underpayments will be made in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT - This Contract must be returned to the Service Office prior to any settlement. Prior to any payment of a death claim, due proof of death must be submitted to the Service Office.

REPORTS - At least once each calendar year, Cova will furnish You with a report showing the Contract Value and any other information as may be required by law. Reports will be sent to Your last known address.

TAXES - Any taxes, including any Premium Taxes, paid to any governmental entity relating to this Contract will be deducted from the Purchase Payments or Contract Value when incurred. Cova will, at its sole discretion, determine when taxes have resulted from: the investment experience of the Variable Account; receipt by Cova of Gross Purchase Payments; or commencement of Annuity Payments. Cova may, at its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right Cova has to deduct amounts at a later date. Cova will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL - Cova may require satisfactory evidence of the continued survival of the Annuitant on whose life Annuity Payments are based.

MODIFICATION OF CONTRACT - This Contract may be modified by Cova in order to maintain compliance with applicable state and federal law.


OWNERSHIP, ANNUITANT, ASSIGNMENT
PROVISIONS

OWNER - You, as the Owner, have all the interest and rights under this Contract. The Owner is the person designated as such on the Issue Date, unless changed. You may change the Owner at any time. A change of Owner will automatically revoke any prior designation of Owner. A request for change must be:

1. made in writing; and

2. received at the Service Office.

The change will become effective as of the date the written request is signed. A new designation of Owner will not apply to any payment made or action taken by Cova prior to the time it was received.

JOINT OWNER - A Contract may be owned by Joint Owners. If you name Joint Owners, any Joint Owner must be the spouse of the other Owner unless limited by state law. Upon the death of either Joint Owner, the surviving Joint Owner will be the primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary unless otherwise indicated in a written notice to the Service Office. Joint Owners must both authorize exercising any ownership rights unless otherwise allowed by Cova.

ANNUITANT - The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to Cova's administrative rules then in effect.

ASSIGNMENT - You may, at any time before the Annuity Date, assign Your rights under this Contract. Cova will not be bound by any assignment until written notice is received at the Service Office. Cova is not responsible for the validity of any assignment. Cova will not be liable as to any payment or other settlement made by Cova before receipt of the assignment.


BENEFICIARY PROVISIONS

BENEFICIARY - The Beneficiary designation You have made is in effect on the Issue Date and will remain in effect, unless changed. Unless You provide otherwise, the Death Benefit will be paid in equal shares or all as follows:

1. to the primary Beneficiaries who survive Your death and/or the Annuitant's death, as applicable; or if there are none,

2. to the contingent Beneficiaries who survive You and/or the Annuitant's death, as applicable; or if there are none,

3.   to Your estate.

CHANGE OF BENEFICIARY - Subject to the rights of any irrevocable Beneficiary, You may change the primary Beneficiary or contingent Beneficiary. A change may be made by filing a written request at the Service Office. The change will take effect as of the date the notice is signed. Cova will not be liable for any payment made or action taken before Cova records the change.


PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS - The initial Gross Purchase Payment is due on the Issue Date. The Gross Purchase Payment requirements are shown on the Data Page. Cova reserves the right to reject any Purchase Payment.

ALLOCATION OF NET PURCHASE PAYMENTS - You elect the allocation of the initial Net Purchase Payment at the time You purchase this Contract. Unless You elect otherwise, subsequent Net Purchase Payments are allocated in accordance with your initial election. The requirements regarding allocation of Net Purchase Payments are shown on the Data Page.

SALES CHARGE - Cova deducts a sales charge as shown on the Data Page.

CHANGE IN GROSS PURCHASE PAYMENTS - Subject to the minimum and maximum requirements, You may increase or decrease or change the frequency of subsequent Gross Purchase Payments.

NO DEFAULT - Unless You make a total withdrawal, this Contract will remain in force until the Annuity Date. Cova reserves the right to terminate a Contract if after a transfer or withdrawal the Contract Value is less than the minimum remaining Contract Value in a Subaccount or the General Account as shown on the Data Page. This Contract will not be in default if subsequent Purchase Payments are not made.


CONTRACT VALUE PROVISION

CONTRACT VALUE - The Contract Value for any Business Day is the sum of the Contract Value in each Subaccount and the General Account.


VARIABLE ACCOUNT PROVISIONS

SUBACCOUNT VALUE - The Subaccount Value is determined by multiplying the number of Accumulation Units allocated to this Contract for that Subaccount by the Accumulation Unit Value for that Subaccount. Withdrawals will result in the cancellation of Accumulation Units in a Subaccount.

THE VARIABLE ACCOUNT - The Variable Account is designated on the Data Page. Variable Account assets are set aside by Cova and are kept separate from Cova's General Account assets and other separate account assets. The Variable Account assets equal to reserves and other liabilities will not be charged with liabilities arising out of any other business of Cova.

INVESTMENTS OF THE VARIABLE ACCOUNT - Net Purchase Payments applied to the Variable Account are allocated to a Subaccount. The assets of a Subaccount are allocated to the Investment Option(s) and Portfolio(s), if any, within the Variable Account. Cova may from time to time add additional Investment Option(s) or Portfolio(s). You may be permitted to transfer Subaccount Values or allocate Purchase Payments to the additional Investment Option(s) or Portfolio(s), however, the right to make any transfer or allocation will be limited by the terms and conditions imposed by Cova.

If the shares of an Investment Option or a Portfolio within an Investment Option become unavailable for investment by the Variable Account or Cova's Board of Directors deems further investment in these shares inappropriate, Cova may limit further purchase of the shares or substitute shares of another eligible Investment Option or Portfolio for shares already purchased under this Contract.

VALUATION OF ASSETS - Assets of the Variable Account are valued at their fair market value in accordance with applicable law.

ACCUMULATION UNIT - Accumulation Units are used to account for all amounts allocated to or withdrawn from a Subaccount as a result of Net Purchase
Payments, withdrawals, transfers, fees and charges. Cova will determine the number of Accumulation Units of a Subaccount purchased or canceled by dividing the amount allocated to (or the amount withdrawn from) the Subaccount by the dollar value of one Accumulation Unit of the Subaccount as of the Business Day during which the request for a transaction is received at the Service Office.

ACCUMULATION UNIT VALUE - The Accumulation Unit Value for each Subaccount was arbitrarily set initially. The Accumulation Unit Value for any later Business Day is determined by subtracting (b) from (a) and dividing the result by (c) where:

(a)  is the net result of

     1) the assets of the Subaccount; i.e., the aggregate value of the underlying Investment Option shares held at the end of such Business Day; plus or minus

     2) the cumulative charge or credit for taxes reserved which is determined by Cova to have resulted from the operation of the Subaccount of the Variable Account;

b) is the cumulative unpaid charge for the Mortality and Expense Risk Charge which is shown on the Data Page; and

c) is the number of Accumulation Units in a Subaccount of the Variable Account outstanding at the end of the Business Day.

The Subaccount Value attributable to a Subaccount of the Variable Account is determined by multiplying the number of Accumulation Units attributable to the Subaccount by the Accumulation Unit Value for that Subaccount.

The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

MORTALITY AND EXPENSE RISK CHARGE - Cova deducts a Mortality and Expense Risk Charge from the Variable Account which is equivalent to, on an annual basis, the amount shown on the Data Page.

MORTALITY AND EXPENSE GUARANTEE - Cova guarantees that the dollar amount of each Variable Annuity Payment after the first Variable Annuity Payment will not be affected by variations in mortality or expense experience.

CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR CONTRACT MAINTENANCE CHARGE - The Contract Maintenance Charge is shown on the Data Page. Before the Annuity Date, the Contract Maintenance Charge, if any, will be deducted from the Contract Value on each Contract Anniversary on a pro rata basis by canceling Accumulation Units from each applicable Subaccount and/or proportionally reducing the General Account Value to reimburse Cova for expenses relating to maintenance of this Contract. If a total withdrawal is made on other than a Contract Anniversary, the full Contract Maintenance Charge will be deducted at the time of withdrawal.

If the Annuity Date is not a Contract Anniversary, a pro rata portion of the annual Contract Maintenance Charge will be deducted on the Annuity Date. After the Annuity Date, a pro rata portion of the Contract Maintenance Charge will be collected and will result in a reduction of each Annuity Payment.


GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT VALUE - The General Account Value is equal to:

1.   the Net Purchase Payments allocated to the General Account; plus

2.   amounts transferred to the General Account: plus

3.   interest credited to the General Account; less

4.   any prior partial withdrawals deducted from the General Account; less

5.   amounts transferred from the General Account; less

6.   any applicable taxes, Contract Maintenance Charge or transfer fee.

MINIMUM GENERAL ACCOUNT VALUES - The minimum values of the General Account are at least equal to the amount required under the nonforfeiture laws of the state where this Contract is delivered.

CURRENT INTEREST RATE - A Current Interest Rate is credited to the General Account. The initial Current Interest Rate is in effect for the initial Guarantee Period. The initial Current Interest Rate is shown on the Data Page. The Current Interest Rate for a renewal Guarantee Period may change. A Current Interest Rate will never be less than the Minimum Guaranteed Interest Rate.

MINIMUM GUARANTEED INTEREST RATE - The Minimum Guaranteed Interest Rate credited to the General Account is shown on the Data Page.

GUARANTEE PERIOD - The initial Guarantee Period and the renewal Guarantee Period are shown on the Data Page.


DEATH BENEFIT PROVISIONS

DEATH OF OWNER DURING THE ACCUMULATION PERIOD - Upon death of the Owner or a Joint Owner during the Accumulation Period, the Death Benefit will be paid to the Beneficiary(ies) designated by You.

Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent Beneficiary unless otherwise indicated by filing a written request at the Service Office.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD - The amount of the Death Benefit is equal to the Contract Value. Other Death Benefit amounts, if any, are shown on the Data Page. The Contract Value is determined as of the end of the Business Day during which the Service Office receives both due proof of death and an election for method of payment.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD - A Beneficiary must elect the Death Benefit to be paid under one of the options below in the event of the death of an Owner during the Accumulation Period. In addition, if the Beneficiary is the spouse of the Owner, the Beneficiary may elect to continue this Contract at the then current Contract Value in his or her own name and exercise all the Owner's rights under this Contract.

Option 1 - lump sum payment payable within seven (7) days of receipt of proof of death and the election.

Option 2 - the payment of the entire Contract Value within five (5) years of the date of the death of the Owner or any Joint Owner;

Option 3 - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner.

Any portion of the Death Benefit not applied under Option 3 within one (1) year of the date of the Owner's, or a Joint Owner's, death must be distributed within five (5) years of the date of death. Payment to the Beneficiary, other than in a single sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death.

The amount of the Death Benefit is determined as of the end of the Business Day during which Cova receives both due proof of death and an election for the payment option. The Death Benefit amount remains in the Variable Account and/or General Account until distribution begins. From the time the Death Benefit is determined until complete distribution is made, any amount in a Subaccount will be subject to investment risk which is borne by the Beneficiary.

DEATH OF OWNER DURING THE ANNUITY PERIOD - If the Owner, or a Joint Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the death of the Owner during the Annuity Period, the Beneficiary will become the Owner.

DEATH OF ANNUITANT - Upon the death of an Annuitant, who is not the Owner, during the Accumulation Period, the Owner automatically becomes the Annuitant. The Owner may designate a new Annuitant, subject to Cova's administrative rules then in effect. If the Owner is a non-natural person, the death of an Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the Death Benefit, if any, will be as specified in the Annuity Option elected and will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT - The Service Office will require due proof of death before any Death Benefit is paid. Due proof of death is:

1.   a certified death certificate;

2. a certified decree of a court of competent jurisdiction as to the finding of death;

3.   a written statement by a medical doctor who attended the deceased; or

4.   any other proof satisfactory to Cova.

Any Death Benefit will be paid in accordance with applicable law or regulations governing Death Benefit payments.


ANNUITY PROVISIONS

ANNUITY DATE - You elect the Annuity Date. The Annuity Date and requirements regarding the Annuity Date are shown on the Data Page.

Prior to the Annuity Date, You may, subject to the above, change the Annuity Date upon 30 days prior written notice to the Service Office.

ELECTION OF ANNUITY OPTION - You elect the Annuity Option. If no Annuity Option is elected, Option 2, Life Annuity with a Guaranteed Period of 10 years, will automatically be applied. Prior to the Annuity Date, You may, upon 30 days prior written notice to the Service Office, change the Annuity Option. You may specify the proportion of the Annuity Value which is to be applied to provide a Variable Annuity, a Fixed Annuity or a combination of both. If You do not specify, the Annuity Value will be applied to provide a Variable Annuity and/or a Fixed Annuity based on the proportion of the Annuity Value represented by the Subaccount Value(s) and/or the General Account Value on the Annuity Date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS - Annuity Payments will be paid as monthly installments or at any frequency acceptable to Cova. On the Annuity Date, the Annuity Value is applied to the Annuity Table for the Annuity Option elected. If the minimum amount of the Annuity Value required to be applied under an Annuity Option is less than the minimum amount shown on the Data Page, Cova reserves the right to make one lump sum payment in lieu of Annuity Payments. Cova reserves the right to reduce the frequency of Annuity Payments to an interval which will result in each Annuity Payment exceeding the minimum amount shown on the Data Page.

BASIS OF PAYMENTS - The Annuity Tables are based on the Annuity 2000 mortality table with interest at the Minimum Guaranteed Interest Rate For The Fixed Annuity Option and interest at the Assumed Investment Rate For The Variable Annuity Option shown on the Data Page. The Adjusted Attained Age of the Annuitant on the Annuity Date is used to determine the Annuity Payments.

ANNUITY OPTIONS - The following Annuity Options or any other Annuity Option acceptable to Cova may be elected.

Option 1 - Life Annuity - Cova will make periodic Annuity Payments during the life of the Annuitant.

Option 2 - Life Annuity with a Guaranteed Period of 5, 10 or 20 Years - Cova will make periodic Annuity Payments during the life of the Annuitant. If payments have been made for less than the guaranteed period at the death of the Annuitant, payments will continue for the remainder of the guaranteed period. However, the Owner may elect to receive a single sum payment. A single sum payment will be equal to the present value of remaining payments as of the date of receipt of due proof of death commuted at the Minimum Guaranteed Interest Rate for the Fixed Annuity Option and/or the Assumed Investment Rate for the Variable Annuity Option.

Option 3 - Joint and Last Survivor Annuity - Cova will make periodic Annuity Payments for the joint lifetime of the Annuitant and another person. At the death of either person, Annuity Payments will continue to be made for the life of the survivor. The survivor Annuity Payments will be equal to 100%, 66 2/3% or 50% of the amount payable during the joint lifetime, as chosen.

ANNUITY: Unless You designate another payee, You will be the payee of the Annuity Payments. The Annuity Value will be applied to the applicable Annuity Table contained in this Contract based upon the Annuity Option You have elected. The amount of the first payment for each $1000 of Annuity Value is shown in the Annuity Tables. Annuity Payments will depend on the age and, where permitted, sex of the Annuitant.

VARIABLE ANNUITY: You may elect to have the Variable Annuity Value paid as a Variable Annuity. Variable Annuity Payments reflect the investment performance of the Variable Account in accordance with the allocation of the Variable Annuity Value to the Subaccounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

On the Annuity Date, a fixed number of Annuity Units will be purchased as follows:

The first Variable Annuity Payment is equal to A divided first by B then multiplied by C where:

A.   is the Variable Annuity Value.

B.   is $1,000.

C. is the appropriate Annuity Payment amount for each $1,000 of Variable Annuity Value for the Annuity Option elected. Each Annuity Payment will be reduced by a pro rata portion of the annual Contract Maintenance Charge. In each Subaccount, the fixed number of Annuity Units is determined by dividing the amount of the initial Annuity Payment determined for each Subaccount by the Annuity Unit value on the Annuity Date. Thereafter, the number of Annuity Units in each Subaccount remains unchanged unless You elect a transfer between Subaccounts. All calculations will appropriately reflect the Annuity Payment frequency selected.

On the date of each subsequent Annuity Payment, the total Annuity Payment is the sum of the Annuity Payments for each Subaccount reduced by the Contract
Maintenance Charge. The Annuity Payment in each Subaccount is determined by multiplying the number of Annuity Units then allocated to such Subaccount by the Annuity Unit value for that Subaccount.

The dollar amount of Variable Annuity Payments for each applicable Subaccount after the first is determined as follows:

1) the dollar amount of the first Variable Annuity Payment is divided by the Annuity Unit Value for each applicable Subaccount as of the Annuity Date.

2) the established number of Annuity Units per payment in each Subaccount is multiplied by the Annuity Unit value for that Subaccount for the last Business Day of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Subaccount.

ANNUITY UNIT - The value of an Annuity Unit for each Subaccount of the Variable Account was arbitrarily set initially.

The Subaccount Annuity Unit Value at the end of any subsequent Business Day is determined by multiplying the Subaccount Annuity Unit Value for the immediately preceding Business Day by the Net Investment Factor for the day for which the Annuity Unit Value is being calculated; and dividing the result by the factor equivalent to the Assumed Investment Rate for the period from the immediately preceding Business Day to the current Business Day. The Assumed Investment Rate is shown on the Data Page.

NET INVESTMENT FACTOR - The Net Investment Factor for any Subaccount of the Variable Account for any Business Day is determined by dividing:

1)   the Accumulation Unit Value as of the close of the current Business Day; by

2) the Accumulation Unit Value as of the close of the immediately preceding Business Day.

The Net Investment Factor may be greater or less than one, as the Annuity Unit Value may increase or decrease.

FIXED ANNUITY: You may elect to have the Fixed Annuity Value paid as a Fixed Annuity. The Fixed Annuity Value on the day preceding the Annuity Date is used to determine the Fixed Annuity periodic payment. Each Annuity Payment will be reduced by a pro rata portion of the annual Contract Maintenance Charge. The dollar amount of each Fixed Annuity Payment is determined in accordance with Annuity Tables contained in this Contract.

PROTECTION OF PROCEEDS - No Beneficiary may commute, encumber, alienate or assign any payments under this Contract. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any payee or to any judicial process to levy upon or attach the same for payment thereof.


TRANSFER PROVISIONS

TRANSFERS - A transfer is subject to the following:

1. the maximum number of transfers which may be made not subject to a transfer fee is shown on the Data Page;

2.   information regarding the transfer fee is shown on the Data Page;

3.   pre-scheduled transfers are not counted when determining the transfer fee;

4. the minimum amount which may be transferred is shown on the Data Page. This requirement does not apply to a pre-scheduled transfer;

5. the minimum remaining Contract Value in a Subaccount and/or the General Account after a transfer is shown on the Data Page;

6. a transfer will be effected as of the end of the Business Day when the Service Office receives an acceptable transfer request containing all required information including the amount which is to be transferred and the Subaccounts and/or General Account affected;

7. neither Cova nor its Service Office is liable for a transfer made in accordance with Your instructions;

8. Cova reserves the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days;

9. Your right to make transfers is subject to modification if Cova determines, in Cova's sole opinion, that the exercise of the right by one or more Owners is or would be to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Cova to be to the disadvantage of the Owners. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not be limited to:

     A.   the requirement of a minimum time period between each transfer;

     B. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one Owner; or

     C. limiting the dollar amount that may be transferred between the Subaccounts by an Owner at any one time.

10.  Transfers made during the Annuity Period are subject to the following:

     A. You may, at any time, make a transfer from a Variable Annuity to a Fixed Annuity. You may not make a transfer from a Fixed Annuity to a Variable Annuity. You may make a transfer between Subaccounts as shown on the Data Page.

     B. The amount transferred from a Variable Annuity will be equal to the annuity reserve for the payee's interest in that Subaccount. The annuity reserve is the product of "(a)" multiplied by "(b)" multiplied by "(c)" where: "(a)" is the number of Annuity Units representing Your interest in the Subaccount per Annuity Payment; "(b)" is the Annuity Unit Value for the Subaccount; and "(c)" is the present value of $1.00 per payment period based on the Adjusted Attained Age of the Annuitant for the Annuity Option, determined using the Annuity 2000 mortality table, Male/Female, with interest at the applicable Assumed Interest Rate for the Variable Annuity Option. Amounts transferred from a Variable Annuity to a Fixed Annuity will be applied under the Annuity Option elected at the Adjusted Attained Age of the Annuitant at the time of the transfer. All amounts and Annuity Unit Values will be determined as of the end of the Business Day which is the effective date of the transfer.

WITHDRAWAL PROVISIONS

WITHDRAWALS - Prior to the Annuity Date, You may, upon written request received at the Service Office, make a total or partial withdrawal of the Contract Value less the Contract Maintenance Charge, if applicable.

The minimum partial withdrawal amount and the minimum remaining Contract Value remaining in a Subaccount or the General Account after a withdrawal are shown on the Data Page.

A withdrawal will result in the cancellation of Accumulation Units from the applicable Subaccounts in the ratio that the Subaccount Value bears to the Contract Value and a reduction of the General Account Value in the ratio that the General Account Value bears to the Contract Value. You may specify another method in advance if a different method of cancellation is desired.

Cova will make payment of a withdrawal from a Subaccount within seven (7) days of receipt of a request in good order unless the Suspension Or Deferral Of Payments Or Transfers From A Subaccount provision is in effect.

SUSPENSION OR DEFERRAL OF
PAYMENTS OR TRANSFERS FROM
A SUBACCOUNT

Cova reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2.   trading on the New York Stock Exchange is restricted;

3. an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2) and 3) exist.


DEFERRAL OF PAYMENTS OR TRANSFERS
FROM THE GENERAL ACCOUNT

Cova reserves the right to defer payment for a withdrawal or transfer from the General Account for the period permitted by law but not for more than six (6) months after written election is received at its Service Office.


RESERVES, VALUES AND BENEFITS

All reserves are greater to or equal to those required by statute. Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by any law of the state in which this Contract is delivered.




                    [Fixed] [Variable] ANNUITY TABLE OPTION 1
        [Minimum Guaranteed Interest Rate for a Fixed Annuity Option: 3%]
           [Assumed Investment Rate for a Variable Annuity Option: 3%]
                    Monthly Annuity Payments for Life Annuity
               For Each $1,000 Of Adjusted Contract Value Applied

                   Male        Female                          Male         Female                           Male         Female
   Adjusted       Monthly      Monthly          Adjusted      Monthly       Monthly          Adjusted       Monthly       Monthly
      Age        Payment       Payment            Age         Payment       Payment             Age         Payment       Payment
 ___________   ___________   __________       ___________   ___________  ___________       ___________   ___________   ___________
       5           2.79         2.74               32           3.27         3.15              59            4.91          4.53
       6           2.80         2.74               33           3.30         3.17              60            5.03          4.63
       7           2.81         2.75               34           3.33         3.20              61            5.16          4.74
       8           2.82         2.76               35           3.36         3.23              62            5.30          4.86
       9           2.83         2.77               36           3.40         3.26              63            5.44          4.98

      10           2.84         2.78               37           3.43         3.29              64            5.60          5.11
      11           2.85         2.80               38           3.47         3.32              65            5.77          5.24
      12           2.87         2.81               39           3.51         3.35              66            5.94          5.39
      13           2.88         2.82               40           3.55         3.39              67            6.13          5.55
      14           2.90         2.83               41           3.60         3.43              68            6.34          5.72

      15           2.91         2.84               42           3.65         3.46              69            6.55          5.91
      16           2.92         2.86               43           3.69         3.50              70            6.78          6.10
      17           2.94         2.87               44           3.75         3.55              71            7.02          6.32
      18           2.96         2.88               45           3.80         3.59              72            7.28          6.55
      19           2.97         2.90               46           3.86         3.64              73            7.56          6.80

      20           2.99         2.91               47           3.91         3.69              74            7.86          7.07
      21           3.01         2.93               48           3.98         3.74              75            8.18          7.37
      22           3.03         2.94               49           4.04         3.79              76            8.52          7.68
      23           3.05         2.96               50           4.11         3.85              77            8.88          8.02
      24           3.07         2.98               51           4.18         3.91              78            9.27          8.40

      25           3.09         3.00               52           4.25         3.97              79            9.69          8.80
      26           3.11         3.02               53           4.33         4.04              80           10.13          9.23
      27           3.13         3.04               54           4.42         4.11              81           10.60          9.71
      28           3.16         3.06               55           4.50         4.19              82           11.11         10.22
      29           3.18         3.08               56           4.60         4.27              83           11.65         10.77

      30           3.21         3.10               57           4.70         4.35              84           12.23         11.37
      31           3.24         3.12               58           4.80         4.44              85+          12.84         12.01


                    [Fixed] [Variable] ANNUITY TABLE OPTION 2
        [Minimum Guaranteed Interest Rate for a Fixed Annuity Option: 3%]
           [Assumed Investment Rate for a Variable Annuity Option: 3%]
   Monthly Annuity Payments for Life Annuity with 5, 10 or 20 Years Guaranteed
               For Each $1,000 Of Adjusted Contract Value Applied



   Female's                                                              Female's
   Adjusted          5 Years        10 Years       20 Years              Adjusted         5 Years        10 Years        20 Years
      Age          Guaranteed      Guaranteed     Guaranteed                Age         Guaranteed      Guaranteed      Guaranteed
_______________  ______________ ______________  ______________      _________________ ______________  ______________  ______________
        5             2.74            2.74           2.73                   46             3.64            3.63            3.59
        6             2.74            2.74           2.74                   47             3.69            3.68            3.64
        7             2.75            2.75           2.75                   48             3.74            3.73            3.68
        8             2.76            2.76           2.76                   49             3.79            3.78            3.73
        9             2.77            2.77           2.77                   50             3.85            3.84            3.78

       10             2.78            2.78           2.78                   51             3.91            3.89            3.83
       11             2.80            2.79           2.79                   52             3.97            3.96            3.88
       12             2.81            2.81           2.80                   53             4.04            4.02            3.94
       13             2.82            2.82           2.82                   54             4.11            4.09            4.00
       14             2.83            2.83           2.83                   55             4.18            4.16            4.06

       15             2.84            2.84           2.84                   56             4.26            4.23            4.12
       16             2.86            2.85           2.85                   57             4.34            4.31            4.18
       17             2.87            2.87           2.87                   58             4.43            4.40            4.25
       18             2.88            2.88           2.88                   59             4.52            4.49            4.31
       19             2.90            2.90           2.89                   60             4.62            4.58            4.38

       20             2.91            2.91           2.91                   61             4.73            4.68            4.45
       21             2.93            2.93           2.92                   62             4.84            4.78            4.52
       22             2.94            2.94           2.94                   63             4.96            4.89            4.60
       23             2.96            2.96           2.96                   64             5.08            5.01            4.67
       24             2.98            2.98           2.97                   65             5.22            5.13            4.74

       25             3.00            3.00           2.99                   66             5.36            5.26            4.81
       26             3.02            3.01           3.01                   67             5.51            5.40            4.88
       27             3.04            3.03           3.03                   68             5.68            5.54            4.95
       28             3.06            3.05           3.05                   69             5.86            5.69            5.02
       29             3.08            3.08           3.07                   70             6.05            5.85            5.08

       30             3.10            3.10           3.09                   71             6.25            6.02            5.14
       31             3.12            3.12           3.11                   72             6.47            6.20            5.19
       32             3.15            3.15           3.14                   73             6.70            6.38            5.24
       33             3.17            3.17           3.16                   74             6.95            6.56            5.28
       34             3.20            3.20           3.19                   75             7.21            6.76            5.32

       35             3.23            3.23           3.21                   76             7.50            6.96            5.36
       36             3.26            3.25           3.24                   77             7.80            7.16            5.39
       37             3.29            3.28           3.27                   78             8.12            7.36            5.41
       38             3.32            3.32           3.30                   79             8.46            7.56            5.43
       39             3.35            3.35           3.33                   80             8.82            7.75            5.45

       40             3.39            3.38           3.37                   81             9.20            7.95            5.46
       41             3.42            3.42           3.40                   82             9.60            8.13            5.48
       42             3.46            3.46           3.44                   83            10.01            8.30            5.48
       43             3.50            3.50           3.47                   84            10.44            8.47            5.49
       44             3.55            3.54           3.51                    85+          10.88            8.62            5.50

       45             3.59            3.58           3.55

                    [Fixed] [Variable] ANNUITY TABLE OPTION 2
        [Minimum Guaranteed Interest Rate for a Fixed Annuity Option: 3%]
           [Assumed Investment Rate for a Variable Annuity Option: 3%]
   Monthly Annuity Payments for Life Annuity with 5, 10 or 20 Years Guaranteed
               For Each $1,000 Of Adjusted Contract Value Applied



    Male's                                                                Male's
   Adjusted          5 Years        10 Years       20 Years              Adjusted         5 Years        10 Years        20 Years
      Age          Guaranteed      Guaranteed     Guaranteed                Age         Guaranteed      Guaranteed      Guaranteed
_______________  ______________ ______________  ______________      _________________ ______________  ______________  ______________
        5             2.79            2.78           2.78                   46             3.85            3.84            3.77
        6             2.80            2.80           2.79                   47             3.91            3.89            3.82
        7             2.81            2.81           2.80                   48             3.97            3.95            3.87
        8             2.82            2.82           2.81                   49             4.03            4.01            3.92
        9             2.83            2.83           2.82                   50             4.10            4.08            3.97

       10             2.84            2.84           2.84                   51             4.17            4.14            4.03
       11             2.85            2.85           2.85                   52             4.24            4.21            4.08
       12             2.87            2.87           2.86                   53             4.32            4.29            4.14
       13             2.88            2.88           2.87                   54             4.40            4.37            4.20
       14             2.89            2.89           2.89                   55             4.49            4.45            4.26

       15             2.91            2.91           2.90                   56             4.58            4.53            4.32
       16             2.92            2.92           2.92                   57             4.68            4.63            4.39
       17             2.94            2.94           2.93                   58             4.78            4.72            4.45
       18             2.96            2.95           2.95                   59             4.89            4.82            4.52
       19             2.97            2.97           2.96                   60             5.01            4.93            4.58

       20             2.99            2.99           2.98                   61             5.13            5.04            4.65
       21             3.01            3.01           3.00                   62             5.27            5.16            4.72
       22             3.03            3.02           3.02                   63             5.41            5.28            4.78
       23             3.05            3.04           3.04                   64             5.56            5.41            4.85
       24             3.07            3.06           3.06                   65             5.71            5.55            4.91

       25             3.09            3.09           3.08                   66             5.88            5.69            4.97
       26             3.11            3.11           3.10                   67             6.06            5.84            5.03
       27             3.13            3.13           3.12                   68             6.25            5.99            5.08
       28             3.16            3.15           3.14                   69             6.45            6.14            5.13
       29             3.18            3.18           3.17                   70             6.66            6.30            5.18

       30             3.21            3.21           3.19                   71             6.88            6.47            5.23
       31             3.24            3.23           3.22                   72             7.12            6.64            5.27
       32             3.26            3.26           3.25                   73             7.36            6.81            5.31
       33             3.29            3.29           3.28                   74             7.62            6.98            5.34
       34             3.33            3.32           3.31                   75             7.90            7.16            5.37

       35             3.36            3.36           3.34                   76             8.19            7.34            5.39
       36             3.39            3.39           3.37                   77             8.49            7.51            5.42
       37             3.43            3.43           3.40                   78             8.81            7.69            5.43
       38             3.47            3.46           3.44                   79             9.13            7.86            5.45
       39             3.51            3.50           3.47                   80             9.48            8.02            5.46

       40             3.55            3.55           3.51                   81             9.83            8.18            5.47
       41             3.60            3.59           3.55                   82            10.20            8.33            5.48
       42             3.64            3.63           3.59                   83            10.57            8.48            5.49
       43             3.69            3.68           3.63                   84            10.95            8.62            5.50
       44             3.74            3.73           3.68                    85+          11.34            8.74            5.50

       45             3.80            3.78           3.72


                                         [Fixed] [Variable] ANNUITY TABLE OPTION 3
                             [Minimum Guaranteed Interest Rate for a Fixed Annuity Option: 3%]
                                [Assumed Investment Rate for a Variable Annuity Option: 3%]
                                    Monthly Payments for Joint & Last Survivor Annuity
                                    For Each $1,000 Of Adjusted Contract Value Applied


                                              JOINT AND 50% SURVIVOR ANNUITY
                                                    Male's Adjusted Age
           Female's Adjusted Age           50             55            60            65             70             75
    _________________________________    ______        ______         ______        ______         ______         _____
                    50                    3.98           4.15          4.36          4.62           4.91           5.24
                    55                    4.15           4.34          4.57          4.85           5.18           5.54
                    60                    4.36           4.57          4.83          5.14           5.51           5.92
                    65                    4.61           4.85          5.14          5.49           5.91           6.39
                    70                    4.91           5.18          5.52          5.93           6.42           6.99
                    75                    5.27           5.59          5.98          6.47           7.06           7.75




                                            JOINT AND 66 2/3% SURVIVOR ANNUITY
                                                    Male's Adjusted Age
           Female's Adjusted Age           50             55            60            65             70             75
    _________________________________    ______        ______         ______        ______         ______         _____
                    50                    3.82           3.96          4.12          4.29           4.47           4.66
                    55                    3.98           4.14          4.33          4.53           4.75           4.97
                    60                    4.15           4.35          4.57          4.82           5.08           5.35
                    65                    4.34           4.58          4.85          5.16           5.49           5.83
                    70                    4.55           4.83          5.16          5.54           5.97           6.41
                    75                    4.77           5.10          5.49          5.97           6.52           7.12



                                              JOINT AND 100% SURVIVOR ANNUITY
                                                    Male's Adjusted Age
           Female's Adjusted Age           50             55            60            65             70             75
    _________________________________    ______        ______         ______        ______         ______         _____
                    50                    3.54           3.63          3.70          3.75           3.79           3.81
                    55                    3.67           3.80          3.91          4.00           4.07           4.11
                    60                    3.79           3.97          4.14          4.29           4.40           4.49
                    65                    3.88           4.12          4.36          4.59           4.80           4.95
                    70                    3.96           4.24          4.56          4.90           5.22           5.51
                    75                    4.01           4.34          4.73          5.17           5.65           6.12


Information about different age combinations will be furnished upon request.







INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT

NONPARTICIPATING
NO DIVIDENDS






                 Cova Financial Services Life Insurance Company
                              (A Stock Corporation)
                                700 Market Street
                            St. Louis, Missouri 63101





CL-4155 (1/99)